EXHIBIT 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EBC
     The following is a discussion of Equity Broadcasting Corporation’s (“EBC’s”) financial condition and results of operations comparing the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004. You should read this section together with EBC’s consolidated financial statements including the notes to those financial statements, as applicable, for the years and periods mentioned above.
Management’s Discussion and Analysis of Financial Condition and Results of Operations of EBC
EBC Overview
     EBC is one of the largest owners and operators of television stations in the United States, as well as the largest, centralized distribution platform for Spanish-language television stations. In an era of declining revenues and margins for television broadcasters, EBC is a fast-growing broadcaster with a 21% compounded annual revenue growth rate from 2001 to 2005, a low cost structure given its C.A.S.H. System, and multiple sources of revenue and value through its Broadcast Station Group, Broadcast Services Division and Spectrum Holdings Division. EBC stations currently cover 25.51% of the U.S. population in 42 markets, according to Nielsen Research. EBC was legally formed as it exists now on June 1, 1998 through a stock and unit exchange of various entities and assets for its Class A and Class B common stock, with the Class A shares representing 49% of the voting interest of EBC and the Class B shares representing 51% of the voting interest. In June 2001, EBC issued approximately $30 million of Series A Convertible Preferred Stock to various preferred shareholders, including a $25.0 million equity investment by Univision in EBC. Seeking to increase its footprint across the United States and pursue its aggressive growth strategy, Univision has historically utilized EBC, in effect, as a development vehicle to enter into various new, strategic markets across the United States and has entered into affiliation agreements to provide programming in those markets. After the merger with Coconut Palm, Univision will continue to own approximately 8% of the post-merger EBC on a fully-converted basis, with ownership consisting of common stock (approximately 3%) and preferred stock (approximately 5%). In connection with the merger, Univision has agreed to extend its affiliation agreements for terms totaling 15 years beginning at the closing of the merger in all markets in which EBC currently operates with Univision and TeleFutura. EBC will have affiliation agreements for 44 of its stations and, upon completion of the merger, 20 of these stations will have 15-year affiliation agreements with the top-ranked Univision primary network or the TeleFutura network. Of these 20 Hispanic stations, 13 will be in the nation’s top 65 Hispanic markets.
     Through the use and applications of the FCC historic television licensing process and its industry alliances, EBC has been able to develop its FCC asset portfolio to a total of 119 full and low power permits, licenses and applications that it owns or has contracts to acquire. During this time, EBC has operated or had signed agreements to acquire one of the largest portfolios of both television stations and digital spectrum in the United States, according to BIA Financial Network, Inc. As of January 19, 2007, EBC had acquired or signed agreements to acquire a total of 119 stations, including 23 full power stations and construction permits, 37 Class A stations and 59 low power stations, which serve primarily as translator stations (cellular repeaters). While EBC originally targeted small to medium- sized markets for development, EBC has been able to leverage its original properties into stations in larger metropolitan markets such as Denver, Colorado; Salt Lake City, Utah; Kansas City, Missouri; Detroit, Michigan; Minneapolis, Minnesota; Oklahoma City, Oklahoma; and Portland, Oregon.
     EBC believes it is uniquely positioned within the high growth areas of specialty or niche programming (particularly Hispanic programming), with access to broadcast spectrum in several large markets. EBC also believes that it is well positioned with respect to data convergence, and that its significant spectrum assets provide an opportunity as a digital content delivery vehicle within its footprint.
     EBC is the second largest affiliate of Univision, the leading Spanish-language television broadcaster in the U.S. that reaches approximately 99% of all U.S. “Hispanic Households” (defined as those with a head of household who is of Hispanic descent or origin, regardless of the language spoken in the household). Univision is a key source of programming for EBC’s television broadcasting business and continues to be a key strategic partner. Univision’s primary network, which is the most watched television network (English or Spanish-language) among Hispanic Households, provides the Univision affiliates with 24 hours per day of Spanish-language programming with a prime time schedule of substantially all first run programming (i.e., no re-runs) throughout the year.
     Of the stations in EBC’s portfolio, 44 have strategic affiliation agreements in place to provide programming and generate revenue. A significant number of these affiliates are in early stages of development with high growth potential. A significant portion of EBC’s station and spectrum portfolio does not have content agreements in place and this will represent a significant growth opportunity in enhancing the EBC’s revenue and profitability.
     In the last eight years, EBC management has been focused on acquisitions, developing stations and getting FCC approvals for licenses to operate in markets across the United States. During this period, EBC financed itself largely by acquiring television construction permits and acquiring stations at attractive valuations. After acquiring the stations, EBC would construct and/or upgrade the facilities. EBC would, on a selective market basis, acquire attractive programming, build up a local sales presence and sell the station at an increased valuation to fund operations, internal growth, acquisitions and to service debt. As a result of the limited availability of funding, EBC has continued this selective station development and sale process and to date has not focused on implementing comprehensive programming, sales, marketing and advertising programs at each station to fully maximize the revenue or profitability potential for its properties.
     Generally, it takes a few years for EBC’s newly acquired or built stations to generate operating cash flow. A majority of EBC’s network stations have been acquired or built within the last five years. During the initial period after acquisition or construction of a station, EBC incurred significant expenses related to:
•	acquiring syndicated programming;

•	improving technical facilities;

•	increasing and improving cable distribution;

•	hiring new personnel; and

•	marketing our television stations to viewers.
     In addition, it requires time to gain viewer awareness of new station programming and to attract advertisers. Accordingly, EBC has incurred, and expects to continue to incur, with newly acquired or built stations, losses at a station in the first few years after it acquires or builds the station. Occasionally unforeseen expenses and delays increase the estimated initial start-up expenses. This requires EBC’s established stations to generate revenues and cash flow sufficient to meet its business plan including the significant expenses related to our newly acquired or built stations.

RESULTS OF OPERATIONS — YEAR ENDED DECEMBER 31, 2006 COMPARED TO YEAR ENDED DECEMBER 31, 2005
     Revenue
     The following table sets forth the principal types of broadcast revenue earned by EBC and its stations for the periods indicated and the change from one period to the next both in dollars and percent:

	For the Years ended December 31,
				%
	2006	2005	Change	Change
	(in thousands, except percentages)
Broadcast Revenues
Local	$11,930	$9,971	$1,959	19.6%
National	8,145	7,661	484	6.3
Other	1,830	2,459	(629)	(25.6)
Trade & Barter Revenue	8,490	7,380	1,110	15.1
Total Broadcast Revenue	$30,395	$27,471	$2,924	10.6%
     As noted in the Overview, the operating revenue of EBC’s stations is derived primarily from advertising revenue. The above table segregates revenue received from local sources compared to national sources, together with gross trade and barter revenues, which is non-cash. Other broadcast revenue is a combination of production, uplink services, news services, and other non-spot broadcast revenue. The growth in gross broadcast revenues is due to a number of factors, the predominate ones being:
•	the continuing maturity of all EBC stations,

•	the overall growth in the Hispanic sector of the broadcast market, and

•	the addition of eight Univision and Telefutura stations in late 2004 and early 2005.
     Of the increase in both Local and National broadcast revenues noted in the table above, over $2.2 million of the increase was from the eight Univision and Telefutura stations added in late 2004 and early 2005. In addition, both the Portland and Salt Lake City Univision stations contributed to the increase with sales increases in excess of 30% for the Portland station and in excess of 40% for the Salt Lake City station.
Contributing to the decline in Other broadcast revenues was:
•	a drop in News services revenue of approximately $206,000 due to EBC’s decision to focus its news and weather services production to its own stations and no longer serve third parties,

•	a reduction in Time Brokerage revenues of approximately $485,000 which is a reflection of moving programming away from shopping based programming to syndicated programming,

•	an increase in JSA income of $315,000, $280,000 of which is income from the JSA agreement with Fisher Broadcasting regarding KPOU in Portland that became effective July 1, 2006, and terminated upon the sale of that station to Fisher on September 30, 2006, and

•	a drop in Uplink Shared Services revenue, which is revenue from EBC’s C.A.S.H Services, Inc. subsidiary, of approximately $213,000. This decline is from the loss of a client during this comparative period due to business reversals affecting that client.
     The increase in Trade and Barter Revenue was due primarily to the significant increase in the amount of syndicated programming being aired by the non-Hispanic stations. EBC acquires syndicated programming either through a cash payment arrangement or a barter arrangement. The programming acquired via barter is valued and amortized as the shows air. The amortized amounts are reflected correspondingly as both barter revenue and barter expense, or trade revenue and trade expense. EBC’s commitment to move away from airing shopping and long-form commercials and into more traditional television programming is, in this instance, reflected in this increase. In addition, Trade Revenue includes the fair market value of spots that air in exchange for goods and services (aside from programming) received from various vendors in the various local markets. As EBC’s stations mature and develop larger local client bases, the opportunities for trade grows. The above increase is, in part, a reflection of this development as well.
     Results of Operations
     The following table sets forth EBC’s operating results for the year ended December 31, 2006, as compared to the year ended December 31, 2005:

	For the Years ended December 31,
				%
	2006	2005	Change	Change
	(in thousands, except percentages, net income per share
	and weighted average shares)
Broadcast Revenue	$30,395	$27,471	$2,924	10.6%

Program, production & promotion	5,719	5,018	701	14.0
Selling, general & administrative	33,886	31,031	2,855	9.2
Impairment charge on assets held for sale	200	1,689	(1,489)	(88.2)
Amortization expense	126	105	21	19.9
Depreciation expense	3,157	3,547	(390)	(11.0)
Rent	2,191	1,937	254	13.1
Operating (loss)	(14,884)	(15,856)	972	(6.1)

Interest expense, net	(7,377)	(5,085)	(2,292)	45.1
Gain on sale of assets	18,775	7,676	11,098	144.6
Other income, net	258	548	(290)	(52.7)
	11,656	3,139	8,517	271.4
(Loss) income before income taxes	(3,228)	(12,717)	9,489	(74.6)
Income taxes	—	—	—	—
Net (loss)	$(3,228)	$(12,717)	$9,489	(74.6)%

Basic net (loss) per common share	$(0.22)	$(0.87)
Weighted average basic shares used in earnings per share calculation	14,451,588	14,550,752

     The changes in operating results for the year ended December 31, 2006 as compared to the year ended December 31, 2005 were impacted by the fact that EBC acquired, built-out, or significantly changed the programming and/or affiliation in stations located in over twenty markets between June 2004 and December 2006. The development and maturity of these stations directly affected all material aspects of EBC’s operating results, more specifically noted below. These stations included Univision affiliations in Detroit, Ft. Myers, Minneapolis, Kansas City, Tulsa, Syracuse, Waco and Wichita Falls.
     Program, production and promotion expenses
     Program, production and promotion expense was $5.7 million in the year ended December 31, 2006, as compared to $5.0 million in the year ended December 31, 2005, an increase of $0.7 million, or 14%. Contributing to this increase were the following material items:
•	a $0.3 million increase in Syndicated Film expense. The more significant factors contributing to the increase are the growth in the number of EBC stations broadcasting as RTN affiliates and management’s commitment to acquiring quality programming.

•	a $0.2 million increase in Satellite Time expense, which reflects the additional costs under the contract with the satellite owner. Amendments to the existing contracts were entered into in both the first and second quarter of 2005 to increase the bandwidth, both C-band and Ku-band, available to EBC. Both the actual and anticipated growth in the number of EBC owned stations contributed to the need to amend the contracts and increase the costs.

•	a $0.3 million increase in Advertising and Sales Promotion costs, the primary component being an increase in advertising on cable and in sales promotion efforts.
     Selling, general and administrative
     Selling, general and administrative expense was $33.9 million in the year ended December 31, 2006, as compared to $31.0 million in the year ended December 31, 2005, an increase of $2.9 million, or 9%. Contributing to this increase were the following material items:
•	a $0.3 million increase in Commission expense. Since Commission expense is a direct result of broadcast revenue and broadcast revenue was up $2.9 million during this time period, there was a corresponding increase in Commission expense.

•	a $1.2 million decrease in local marketing agreement, or LMA, and JSA expense. The decrease is due to a decrease in the JSA expense to station KPOU, which was the EBC Univision affiliate broadcasting in the Portland, Oregon market and operated under the terms of a JSA with Belo Corporation thru June 30, 2006. Effective July 1, 2006, the JSA agreement with Belo ended and a new JSA agreement with Fisher Broadcasting went into effect. Differences in the two agreements impacted the accounting treatment for the related JSA costs. Fisher subsequently acquired KPOU on September 30, 2006, as discussed elsewhere in this filing. In addition, the apportionment of costs relative to the JSA agreement with Univision for KUTH, the Univision affiliate in Salt Lake City, changed in calendar 2006 as compared to 2005. Costs previously identified as JSA Expense in 2005 are now classified based on their content and nature. The total costs vary month to month but the costs incurred in 2006 do not vary materially in nature or amount from the costs incurred in 2005.

•	a $0.9 million increase in labor costs. The primary reason for the increase in labor costs is due, simply, to the growth of EBC. Besides the direct labor costs to staff the sales offices of the new locations, as noted elsewhere, there was also an increase in overhead labor costs, including growth in master control, production, traffic, accounting and the other supporting departments. Also, standard cost of living raises contributed to the increase.

•	a $1.3 million increase in Trade and Barter expense, which indicates a growth in syndicated barter programming airings and an increase in the trading for goods and services in the various local markets served by EBC stations. The local station managers negotiate trade arrangements in their local markets for goods and services they believe are beneficial to their stations, all subject to EBC corporate approval. The growth in syndicated barter programming airings is an indication of the growth in RTN programming and the movement away from long-form paid programming to syndicated programming, typically thirty minutes in length.
     Depreciation and Amortization
     Depreciation and amortization was $3.3 million in the year ended December 31, 2006, as compared to $3.7 million in the year ended December 31, 2005. Of those expense amounts, amortization expense was $126,000 for the year ended December 31, 2006 compared to $105,000 for the year ended December 31, 2005, an increase of $21,000.
     Rent
     Rent expense was $2.2 million in the year ended December 31, 2006, as compared to $1.9 million in the year ended December 31, 2005, an increase of $0.2 million, or 13%. The increase was due primarily to the expansion by EBC into new markets, the costs related to new office and broadcast tower space and contractual annual increases in existing lease agreements. Currently, Coconut Palm pays rent of $7,500 per month to Devcon International, an affiliate of Royal Palm Capital Partners. Following the merger, Royal Palm will continue to support the current office space under its management services agreement. The combined company will continue to assess its need for office space on an ongoing basis following the merger.
     Interest Expense, net
     Interest expense, net of interest income, was $7.4 million in the year ended December 31, 2006, as compared to $5.1 million in the year ended December 31, 2005, an increase of $2.3 million, or 45%. This increase was due primarily to:

•	A steady and continuing rise in interest rates over the respective periods; and

•	A steady increase in notes payable during 2006, except for significant reductions in September of $6 million and in November of $9.5 million, both from proceeds from the sale of KPOU, the Portland station. The additions to debt were used primarily for station acquisitions, to increase the investment in broadcast equipment and for general operating purposes.
     Gain on sale of assets
     The gain on sale of assets was $18.8 million in the year ended December 31, 2006, as compared to $7.7 million in the year ended December 31, 2005, an increase of $11.1 million, or 145%. The gain on sale in the year ended December 31, 2006, included the sale of low power television stations in Boise and Pocatello, ID, for a gross sales price of $1.0 million and a net gain of $0.5 million, the sale of WBMM, a station in Montgomery, AL, for a sales price of $1.9 million and a net loss of $0.3 million, the sale of KPOU, a station in Portland, OR, for a sales price of $19.3 million and a net gain of $18.4 million, and the sale of other miscellaneous assets for no net gain. The gain on sale in the year ended December 31, 2005, included the sale of WPXS, an independent affiliate serving the St. Louis, MO market, for a net gain of $8.4 million. EBC received $5.0 million in cash from the buyer, and three Class-A low power licenses located in Atlanta, GA, Seattle, WA and Minneapolis, MN, respectively, with a combined appraised value of $14.7 million.
     Losses from Joint Ventures
     In December 2004, EBC sold a majority interest in the Arkansas Twisters, an AFL2 football team, to a local investor. Prior to that date the financial activity of the Twisters was consolidated into EBC’s financial statements. Subsequent to that date EBC recorded its minority share of any income or loss reported by the Twisters as income or loss from joint ventures. Also, EBC owned approximately a one third interest in Spinner Network Systems, LLC, a specialized media delivery company. During the years ended December 31, 2006 and December 31, 2005, EBC recognized losses from the Twisters of ($393,000) and ($240,000), respectively. Also, during the same periods, EBC recognized losses from Spinner of ($204,000) and ($317,000), respectively. Other losses from joint ventures during these time periods were immaterial.
     Net loss
     The net loss was $3.2 million for the year ended December 31, 2006, as compared to a net loss of $12.7 million for the year ended December 31, 2005, a decrease of $9.5 million, or 75%. This decrease was due to the items discussed above, primarily:
•	a decrease in Operating Loss of $1.0 million;

•	an increase in Interest expense, net of $2.3 million; and

•	an increase in Gain on sale of assets of $11.1 million, all as compared to the year ended December 31, 2005.

RESULTS OF OPERATIONS — YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004
     Revenue
     The following table sets forth the principal types of broadcast revenue earned by EBC and its stations for the periods indicated and the change from one year to the next both in dollars and percent:

	For the Years Ended December 31,
				%
	2005	2004	Change	Change
	(In thousands, except percentages)
Broadcast Revenues
Local	$9,971	$7,628	$2,343	30.7%
National	7,661	5,889	1,772	30.1
Other	2,459	2,971	(512)	(17.2)
Trade & Barter Revenue	7,380	5,914	1,466	24.8

Total Broadcast Revenue	$27,471	$22,402	$5,069	22.6%

     As noted in the Overview, the operating revenue of EBC’s stations is derived primarily from advertising revenue. The above table segregates revenue received from local sources compared to national sources, together with gross trade and barter revenues, which is non-cash. Other broadcast revenue is a combination of production, uplink services, news services, and other non-spot broadcast revenue. The growth in gross broadcast revenues is due to a number of factors, the predominate ones being:
•	the continuing maturity of all EBC stations,

•	the overall growth in the Hispanic sector of the broadcast market, and

•	the addition of ten Univision and Telefutura stations in calendar 2004.
     Of the increase in both Local and National broadcast revenues noted in the table above, over $2.5 million of the increase was from the ten Univision and Telefutura stations added in calendar 2004. In addition, the Portland, Oklahoma City and Salt Lake City Univision stations contributed over $0.9 million to the increase.

     Contributing to the decline in Other broadcast revenues was:
•	a drop in News services revenue of approximately $380,000 due to EBC’s decision to focus their news and weather services production to their own stations and no longer serve third parties,

•	a reduction in Time Brokerage revenues of approximately $311,000, which is a reflection of moving programming away from shopping based programming to syndicated programming, and

•	a drop in Other broadcast revenue, of approximately $356,000, which reflects a one-time occurrence resulting in an increase of revenue in 2004. This revenue was earned in 2004 as a result of the agreement EBC entered into to acquire Independent News Network (“INN”) located in Davenport, Iowa on January 1, 2004 and occurred over a twelve-month period ended December 31, 2004.
     The seller of INN agreed in the purchase agreement to compensate EBC every month for twelve months starting in January 2004, for certain ongoing operational costs based upon a formula in the agreement incurred by EBC from the business operations of the INN, the acquired company, which was to produce local news broadcasts for airing in specific local markets. Because the obligation was for a contractually defined period (2004) and did not continue, it was identified as a “one-time occurrence.” This specific revenue pursuant to the INN purchase agreement was earned only in 2004 and when compared to 2005 contributes to a decline in broadcast revenue.
     The increase in Trade and Barter Revenue was due primarily to two sets of circumstances. The first circumstance is the significant increase in the amount of syndicated programming being aired by the non-Hispanic stations. EBC acquires syndicated programming either through a cash payment arrangement or a            barter arrangement. The programming acquired via barter is valued and amortized as the shows air. The amortized amounts are reflected correspondingly as both barter revenue and barter expense, or trade revenue and trade expense. EBC’s commitment to move away from airing shopping and long-form commercials and into more traditional television programming is, in this instance, reflected in this increase. In addition, Trade Revenue includes the fair market value of spots that air in exchange for goods and services (aside from programming) received from various vendors in the various local markets. As EBC’s stations mature and develop larger local client bases, the opportunities for trade grows. The above increase is, in part, a reflection of this development as well. The second circumstance is the significant growth in the number of stations EBC owns and operates from 2004 to 2005 to which the first circumstance applies. The addition of non-Hispanic stations during this time period, none of which were affiliated with major networks, requires the acquisition of significant programming which can, as noted above, generate both barter revenue and expense.
     However, revenue from Uplink Shared Services, which is revenue from EBC’s C.A.S.H. Services, Inc. subsidiary, and a component of “Other” Broadcast Revenues, increased $0.6 million to $1.05 million in 2005 from $0.45 million in 2004.

     Results of Operations
     The following table sets forth EBC’s operating results for the year ended December 31, 2005, as compared to the year ended December 31, 2004:

	For the Years Ended December 31,
				%
	2005	2004	Change	Change
	(In thousands, except percentages, net income per share
	and weighted average shares)
Broadcast Revenue	$27,471	$22,402	$5,069	22.6%
Program, production & promotion	5,018	3,903	1,115	28.6
Selling, general & administrative	31,031	28,337	2,694	9.5
Impairment charge on assets held for sale	1,689	—	1,689	100.0
Amortization expense	105	90	15	16.2
Depreciation expense	3,547	2,990	557	18.6
Rent	1,937	1,701	236	13.9

Operating (loss)	(15,856)	(14,619)	(1,237)	8.5

Interest Expense, net	(5,085)	(3,189)	(1,896)	59.5
Gain on sale of assets	7,676	11,282	(3,605)	(32.0)
Other income, net	548	464	83	18.0

	3,139	8,557	(5,418)	(63.3)

Loss before income taxes	(12,717)	(6,062)	(6,655)	(109.8)
Income taxes	—	—	—	—

Net loss	$(12,717)	$(6,062)	$(6,655)	(109.8%)

Basic net loss per common share	$(0.87)	$(0.44)

Basic shares used in earnings per share calculation	14,550,752	13,704,808
     Program, production & promotion expenses
     Program, production & promotion expense was $5.0 million in the year ended December 31, 2005, as compared to $3.9 million in the year ended December 31, 2004, an increase of $1.1 million, or 29%. Contributing to this increase were the following material items:
•	a $0.5 million increase in Syndicated Film expense. The more significant factors contributing to the increase are the growth in the number of EBC stations broadcasting as RTN affiliates and management’s commitment to acquiring quality programming. Also, as noted above, there was a significant increase in the number of stations EBC owned and was operating during 2004 and into 2005. Except for the Univision and Telefutura affiliates the majority of EBC’s stations are not associated with a network that provides 24 hours a day in programming. As such, EBC has to purchase (or barter for) programming for a significant number of broadcast hours a day.

•	a $0.7 million increase in Satellite Time expense, which reflects the additional costs under the contract with the satellite owner. The original agreement between EBC and the satellite owner for Ku bandwidth was amended twice in 2004 and twice in 2005 due to the need for more bandwidth. A new agreement for C-band bandwidth was entered into with the same satellite owner in December, 2004. That agreement was subsequently amended to increase availability in both March and again in June, 2005. Both the actual and anticipated growth in the number of EBC owned stations contributed to the need to amend the contracts which thus increased the costs.
     Selling, general & administrative
     Selling, general and administrative expense was $31.0 million in the year ended December 31, 2005, as compared to $28.3 million n the year ended December 31, 2004, an increase of $2.7, or 9%. Contributing to this increase were the following material items:
•	a $0.6 million increase in Commission expense. Since Commission expense is a direct result of broadcast revenue and broadcast revenue was up $5.0 million during this time period, there was a corresponding increase in Commission expense.

•	a $1.2 million increase in Labor costs. The primary reason for the increase in labor costs is due to the growth of the Company. Besides the direct labor costs to staff the sales offices of the new locations, as noted above, there was also an increase in overhead labor costs, including growth in master control, production, traffic, accounting and the other supporting departments. Also, standard cost of living raises contributed to the increase.

•	a $0.4 million increase in LMA and JSA expense. The increase is due to an increase in the JSA expense to station KPOU, which is the EBC Univision affiliate broadcasting in the Portland, Oregon market and operated per the terms of a JSA with Belo Corporation during the time periods noted above.

•	a $1.3 million decrease in Legal and Professional Expense, which is primarily due to the extent of legal fees incurred in 2004 due to legal action with Paxson Communications.

•	a $0.4 million increase in Utilities expenses, which is primarily due to the increase in the number of operating stations owned and operated by EBC, as noted above.

•	a $0.2 million decrease in Repairs and Maintenance expense.

•	a $1.4 million increase in Trade and Barter expense, which indicates a growth in syndicated barter programming airings and an increase in the trading for goods and services in the various local markets served by EBC stations. The local station managers negotiate trade arrangements in their local markets for goods and services they believe are beneficial to their stations, all subject to EBC corporate approval. The growth in syndicated barter programming airings is an indication of the growth in RTN programming and the movement away from long-form paid programming to syndicated programming, typically thirty minutes in length. As noted above, only the Univision and Telefutura stations are provided with programming throughout a daily 24 hour cycle. The remainder of EBC’s stations (except for one ABC station) are independent of major networks, which means that EBC has to purchase (or barter for) programming.

•	a $0.1 million increase in Bad Debt expense, which indicates an increase in both revenue and trade accounts receivable.

     Impairment charge on assets held for sale
     EBC recorded a one-time $1.7 million write down of certain indefinite-lived intangible assets for the year ended December 31, 2005. EBC entered into an agreement in 2005 to sell the FCC license and related broadcast assets of its station in Montgomery, Alabama, WBMM, for $2.0 million dollars. This sales amount was approximately $1.7 million less than the aggregate book value of those assets held for sale. As a result, EBC recorded the impairment.
     Depreciation and Amortization
     Depreciation and amortization was $3.7 million in the year ended December 31, 2005, as compared to $3.1 million in the year ended December 31, 2004, an increase of $0.6 million, or 19%. Depreciation expense (net of amortization) was $3.5 million in the year ended December 31, 2005, as compared to $3.0 million in the year ended December 31, 2004, an increase of $0.5 million, or 17%. This increase is due primarily to the continuing expansion by EBC into new markets and the related investment in depreciable broadcast assets. The increase in Amortization expense of $0.002 was not material.
     Rent
     Rent expense was $1.9 million in the year ended December 31, 2005, as compared to $1.7 million in the year ended December 31, 2004, an increase of $0.2 million, or 14%. The increase was due primarily to the expansion by EBC into new markets and the costs related to new office and broadcast tower space.
     Interest Expense, net
     Interest expense, net of interest income, was $5.1 million in the year ended December 31, 2005, as compared to $3.2 million in the year ended December 31, 2004, an increase of $1.9 million, or 60%. This increase was due primarily to:
•	A steady and continuing rise in interest rates over the two year period; and

•	A net increase in notes payable during 2005 of $13.7 million. The increase in debt was used primarily for station acquisitions, to increase the investment in broadcast equipment and for general operating purposes.

     Gain on sale of assets
     The gain on sale of assets was $7.7 million in the year ended December 31, 2005, as compared to $11.3 million in the year ended December 31, 2004, a decrease of $3.6 million, or 32%. The gain on sale in the year ended December 31, 2005, included the sale of WPXS, an independent affiliate serving the St. Louis, MO market, for a net gain of $8.4 million. EBC received $5.0 million in cash from the buyer, and three Class A low power licenses located in Atlanta, GA, Seattle, WA and Minneapolis, MN, respectively, with a combined appraised value of $14.7 million. The gain on sale in the year ended December 31, 2004, included a gain of $6.7 million from the sale of KQOK, an independent affiliate serving the Oklahoma City market. The sales price was $12.1 million consisting of $11.4 million in cash and a note of $0.7 million. Also, in the year ended December 31, 2004, EBC recorded a gain of $5.0 million when the original agreement to sell WPXS was deemed to be in default and the $5.0 million payment recognized as income. Subsequently, in the year ended December 31, 2005, the WPXS sale was consummated with the same party and the original $5.0 million payment was credited against the purchase price.
     Income taxes
     As of December 31, 2005, EBC has a net operating loss carryforward for federal income tax purposes of approximately $71.7 million and a deferred tax asset of approximately $18.7 million. The deferred tax asset has been fully reserved through a valuation allowance. Based on the amount of the net operating loss carryforwards, EBC anticipates that through the use of these carryforwards it will not have to pay any significant amounts of federal or state income tax in the next several years.
     Losses from Joint Ventures
     In December 2004, EBC sold a majority interest in the Arkansas Twisters, an AFL2 football team, to a local investor. Prior to that date the financial activity of the Twisters was consolidated into EBC’s financial statements. Subsequent to that date EBC recorded its minority share of any income or loss reported by the Twisters as income or loss from joint ventures. Also, EBC owned approximately a one third interest in Spinner Network Systems, LLC, a specialized media delivery company. During the years ended December 31, 2005 and December 31, 2004, EBC recognized losses from the Twisters of $240,000 and $100,700, respectively. Also, during the same periods, EBC recognized losses from Spinner of $317,000 and $190,000, respectively. Other losses from joint ventures during these time periods were immaterial.
     Net loss
     The net loss was $12.7 million in the year ended December 31, 2005, as compared to $6.1 million in the year ended December 31, 2004, an increase of $6.6 million, or 110%. This increase was due to the items discussed above, primarily:
•	an increase in Operating Loss of $1.2 million;

•	an increase in Interest expense, net of $1.9 million; and

•	a decrease in Gain on sale of assets of $3.6 million, all as compared to the year ended December 31, 2004.

     Related Party Transactions
     Amounts due from (to) affiliates at December 31, consist of the following (in thousands):

	2005	2004
Arkansas Media, LLC and affiliates	$(442)	$(392)
Univision Communications, Inc.	$(394)
Actron, Inc.	(489)	(314)
Spinner, Inc.	—	721
Arkansas Twisters, Inc.	—	83
Little Rock TV 14, LLC	(1)	(13)
Other	—	5

Due from (to) affiliates	$(1,326)	$90

     Actron, Inc. is due the above amount in connection with EBC’s purchase of Central Arkansas Payroll Company (“CAPCO”), currently a wholly-owned subsidiary of EBC. This obligation to Actron, Inc. bears interest at a rate of 7% per annum, and is secured with the stock in CAPCO and is due on demand. Certain officers of EBC own approximately 85% of Actron, Inc.
     Other than the obligation to Actron, Inc., these related party balances are unsecured, non-interest bearing and have no stated repayment terms.
Liquidity and Capital Resources
     Current Financial Condition
     As of and for the year ended December 31, 2006 compared to the year ended December 31, 2005:

	For the years ended December 31,
	2006	2005
	(in thousands)
Net cash used by operating activities	$(17,293)	$(15,989)
Net cash provided (used) by investing activities	18,258	3,394
Net cash provided by financing activities	(1,588)	13,630
Net increase (decrease) in cash and cash equivalents	$(623)	$1,035

	As of December 31,
	2006	2005
	(in thousands)
Cash and cash equivalents	$1,631	$2,254
Long term debt including current portion and lines of credit	57,962	59,550
Available credit under senior credit agreement	5,440	1,643

     As of and for the year ended December 31, 2005 compared to the year ended December 31, 2004:

	For the Year Ended
	December 31,
	2005	2004
	(In thousands)
Net cash used by operating activities	$(15,989)	$(14,191)
Net cash provided (used) by investing activities	3,394	(2,455)
Net cash provided (used) by financing activities	13,630	15,095

Net increase (decrease) in cash and cash equivalents	$1,035	$(1,551)

	As of December 31,
	2005	2004
	(In thousands)
Cash and cash equivalents	$2,254	$1,220
Long term debt including current portion and lines of credit	59,500	45,778
Available credit under senior credit agreement	$1,643	$3,181
     EBC’s cash flow is highly dependent upon the state of the advertising market and the public’s acceptance of television programming being broadcast on its stations, together with the advertisers continuing support of the television medium through their purchase of spot advertising on television programming. Any significant decline in the advertising market or performance, or acceptance of, such television programming by advertisers, could adversely impact EBC’s cash flows from operations.
     The growth of advertising revenue on Spanish language stations in the United States is critical to EBC’s cash flow and operating results. As noted elsewhere in this filing, EBC owns a number of television stations with Univision and Telefutura affiliations. The Spanish language market represents a significant component of EBC’s advertising revenues and anticipated revenues. EBC is particularly susceptible to any changes in the economic conditions in the Spanish language television market.
     In the past several years the growth in television advertising revenue in the Spanish language markets has out performed the television industry averages. There is no guarantee that this performance will continue. EBC does not receive any network compensation from any network, including Univision and Telefutura. Concurrent with the merger, Univision and Telefutura revised and executed new Affiliation Agreements for all existing television broadcast stations attributable to EBC that are Univision and Telefutura affiliates. These new agreements contain substantially the same terms and conditions as the previous affiliation agreements, but were renewed for 15 year terms beginning the date the merger closed. The completion of these revised Affiliation Agreements is important to EBC and provides a greater level of assurance with regard to its continuation as a Hispanic broadcaster, which has a material impact on cash flows and results from operations.
     The principal ongoing uses of cash that affects EBC’s liquidity position include the following: the acquisition of and payments under syndicated programming contracts, capital and operational expenditures and interest payments on EBC’s debt. It should be noted that no principal is due on the senior credit facility until June 2010.

     Management believes that the combination of current cash balances, funds available under its revolving credit facility, anticipated proceeds from the sale of certain TV stations and existing cash balances of Coconut Palm, subsequent to the merger, will be adequate to provide for EBC’s working capital requirements, capital expenditures, and debt service for the foreseeable future.
     Sources and Uses of Cash
For the year ended December 31, 2006 as compared to the year ended December 31, 2005:
     Operating Activities
     Net cash used in operating activities for the years ending December 31, 2006 and 2005 was $17.3 million and $16.0 million, respectively. The increase in net cash used by operating activities of $1.3 million was due primarily to the following factors:
•	Gross broadcast revenues were up $2.9 million, as discussed above.

•	Amounts totaling $1.1 million of cash was received as Deposits Held for Sale and reflecting deposits on options to purchase various EBC television stations.

•	A net increase of $10.6 million in gains from the sale of intangibles between periods. EBC sold WPXS, in St. Louis, in June 2005 and recorded a gain of $8.4 million. EBC received $4.9 million in cash and three low power television stations with fair values totaling $14.7 million as consideration. In May 2006, EBC sold stations in Boise and Pocatello Idaho and recorded gains totaling $0.5 million. The sales price was $1.0 million in cash which was received at closing. In July 2006, EBC sold its station in Montgomery, Alabama, WBMM, for $1.9 million in cash and recorded a loss on the sale of $0.3 million. In September, EBC sold its station in Portland, OR for $19.3 million in cash and recorded a gain on the sale of $18.4 million. The cash from the sale was received in increments during 2006, predominately in latter part of the year. Other sales of various assets occurred but did not generate material gains or losses, or receipts of cash.

•	Operating expenses were up $2.0 million as further discussed above in Results of Operations.

•	Trade accounts receivable, net at December 31, 2006 was approximately $3.9 million as compared to $3.2 million at December 31, 2005, or an increase of $0.7 million. No specific event or set of circumstances outside normal business operations and conditions affected these changes.

•	Trade accounts payable and accrued expenses increased $0.2 million in the year ended December 31, 2006 vs. a decrease of $0.9 million in the year ended December 31, 2005. Trade accounts payable and accrued expenses totaled $3.4 million at December 31, 2006 as compared to a balance of $3.2 million at December 31, 2005, a decrease of $0.7 million. No specific event or set of circumstances outside normal business operations and conditions affected these changes or balances.

•	The amortization of program broadcast rights was $6.2 million and $5.1 million in the years ended December 31, 2006 and 2005, respectively. However, of those amounts $4.8 million and $4.0 million, respectively, represented amortization of rights acquired via barter transactions and involved no cash activity.

     Investing Activities
     Net cash provided by investing activities was $18.3 million in the year ended December 31, 2006, an increase of $14.9 million from the prior year ended December 31, 2005, when $3.4 million was provided by investing activities. The following changes in investing activities were noted:
•	Capital expenditures increased $0.3 million from $2.4 million in the year ended December 31, 2005, to $2.7 million in the year ended December 31, 2006. The capital expenditures in both years are indications of the continuing growth of EBC and do not include any single material event or set of circumstances.

•	Proceeds from the sale of broadcast stations, or related capital assets, was $6.3 million in the year ended December 31, 2005 as compared to $22.9 million in the year ended December 31, 2006. As noted above EBC received, in 2005, $4.9 million in cash from the sale of WPXS and $0.4 million from the sale of certain real estate in Casper, WY. Also as noted above, EBC received, in 2006, $1.0 million from the sale of stations in Boise and Pocatello, ID, $1.9 million from the sale WBMM, the Montgomery station, and $19.1 million from the sale of its station in Portland, OR. In addition, EBC sold its station in Casper, WY, KTWO, but had previously received the majority of the sales price, or $1.0 million, which had been accounted for as a liability until closing occurred.

•	In the year ended December 31, 2005, EBC acquired a station, WGMU, located in Burlington, for approximately $0.7 million cash and a low power television license located in Amarillo, Texas for approximately $0.2 million. In the year ended December 31, 2006, EBC purchased eight low power television stations located in Grand Rapids, MI, Waco, TX, Nashville, TN, Jacksonville and southwest, FL and Lexington, KY for $3.1 million cash and promissory notes totaling $0.8 million.
     Financing Activities
     Net cash used by financing activities was $1.6 million in the year ended December 31, 2006, compared to net cash provided of $13.6 million in the year ended December 31, 2005. Proceeds from the Senior Credit Facility Revolver totaled $40.8 million and $19.6 million, in the years ended December 31, 2006 and 2005, respectively. Additionally, payments of $41.2 million and $5.1 million were made towards the Senior Credit Facility Revolver in the same years, respectively. The funds used to pay down the revolver originated from the $19.1 million sales proceeds received on the KPOU transaction, the $1.0 million received from the sale of the Idaho stations, the $1.9 million received from the sale of the Montgomery station and the $6.0 million from the C Piece of the facility, all discussed above, and, in 2005, the $5.0 million down payment on WPXS, also discussed above. During the year ended December 31 2006, EBC amended the Senior Credit Facility and added the C Piece for $6.0 million. See “Debt Instruments and Related Covenants” below for further details on the Senior Credit Facility. The net proceeds in both years were primarily to finance EBC’s acquisition of television stations, increase the investment in broadcast equipment, and for general operating purposes, as further discussed above.
For the year ended December 31, 2005 as compared to the year ended December 31, 2004:
     Operating Activities
     Net cash used in operating activities for the years ending December 31, 2005 and 2004 was $16.0 million and $14.2 million, respectively. The increase in net cash used by operating activities of $1.8 million was due primarily to the following factors:

•	Gross broadcast revenues were up $5.1 million, as discussed above.

•	A net decrease of $3.5 million in gains from the sale of intangibles between years. EBC sold WPXS, in St. Louis, in June 2005 and recorded a gain of $8.4 million. EBC received $4.9 million in cash and three low power television stations with fair values totaling $14.7 million as consideration. In March 2004, EBC received a down payment of $5.0 million towards the sale of WPXS. Prior to the closing the buyer defaulted on the agreement and EBC retained the $5.0 million and recorded a $5.0 million gain. As noted above, EBC subsequently sold WPXS in June 2005, to the same buyer, and the final sales price was adjusted to reflect the $5.0 million received in 2004. Additionally, in September 2004, EBC sold KQOK, a television station located in Oklahoma City for $11.4 million in cash and a note for $0.8 million payable in annual installments of $200,000 for five years. EBC recorded a gain on the sale of $6.7 million. Other sales of various assets occurred both in 2005 and 2004 but did not generate material gains or losses, or receipts of cash.

•	Operating expenses, net of Depreciation, Amortization and asset impairment, were up $4.4 million as further discussed above in Results of Operations.

•	In 2005, EBC recorded a one-time $1.7 million write down of certain indefinite-lived intangible assets. EBC entered into an agreement in 2005 to sell the FCC license and related broadcast assets of its station in Montgomery, Alabama, WBMM, for $2.0 million. This sales amount was approximately $1.7 million less than the aggregate book value of those assets held for sale. As a result, EBC recorded the impairment.

•	Trade accounts receivable at December 31, 2005 was approximately $0.6 million less than the balance at December 31, 2004, or $3.2 million as compared to $3.8 million. No specific event or set of circumstances outside normal business operations and conditions affected the changes.

•	Trade accounts payable and accrued expenses decreased approximately $0.5 million in the year ended December 31, 2005 as compared to an increase of $0.4 million in the year ended December 31, 2004. Trade accounts payable and accrued expenses totaled $3.6 million at December 31, 2005 as compared to a balance of $4.1 million at December 31, 2004, a decrease of $0.5 million. No specific event or set of circumstances outside normal business operations and conditions had any material effect on these changes or balances.

•	The amortization of program broadcast rights was $5.1 million and $3.9 million in the year ended December 31, 2005 and 2004, respectively. However, of those amounts $4.0 million and $2.9 million, respectively, represented amortization of rights acquired via barter transactions and involved no cash activity.
     Investing Activities
     Net cash provided by investing activities was $3.4 million in the year ended December 31, 2005, an increase of $5.9 million from the prior year ended December 31, 2004, when $2.5 million was used by investing activities. The following changes in investing activities were noted:
•	Capital expenditures decreased $6.8 million from $9.2 million in the year ended December 31, 2004, to $2.4 million in the year ended December 31, 2005. In 2005 EBC’s capital expenditures were for numerous individually non-material purchases of broadcast equipment, office equipment and various other items of equipment. In 2004 EBC spent approximately $3.0 million to expand their master control facility located in Little Rock, Arkansas and $6.2 million on various other purchases of broadcast equipment and other equipment at multiple broadcasting sites around the country.

•	Proceeds from the sale of broadcast stations, or related capital assets, was $6.0 million in the year ended December 31, 2005 as compared to $17.0 million in the year ended December 31, 2004. As noted above EBC received $4.9 million in cash from the sale of WPXS in June 2005. In addition, EBC received $0.8 million from the sale of certain real estate in Casper, Wyoming. As noted above in “Operating Activities”, EBC received $5.0 million as a down payment on WPXS in 2004. In September 2004, EBC sold KQOK, a television station located in Oklahoma City, Oklahoma for $11.4 million in cash and a note for $0.8 million payable in annual installments of $200,000 for five years.

•	In 2005 EBC paid $0.7 million for a television station, WGMU, located in Burlington, Vermont, $0.2 million for a low power television station located in Amarillo, Texas and $0.1 as final payment towards the purchase of one Class A and two low power television stations in Ft. Myers and Naples, Florida. The initial payment for the Florida stations of $0.8 million was made in 2004. In 2004 EBC paid $5.0 million in cash for three television stations located in Syracuse and Buffalo, New York, and Cedar Rapids, Iowa, respectively. In addition EBC issued 500,000 shares of its Class A common stock to the seller. Also, in 2004 EBC paid $2.5 million for two Class A low power television stations, one located in Detroit, Michigan and the other in Minneapolis, MN.

•	In January 2004, EBC acquired the assets of Independent News Network, Inc. located in Davenport, Iowa for $3.0 million in cash and the issuance of 100,000 shares of EBC Class A common stock.
     Financing Activities
     Net cash provided by financing activities was $13.6 million in the year ended December 31, 2005, compared to $15.1 million in the year ended December 31, 2004. Proceeds from the senior credit facility revolver totaled $19.8 million and $25.7 million, in the years ended December 31, 2005 and 2004, respectively. Additionally, payments of $5.1 million and $11.4 million were made towards the senior credit facility revolver in the same years ended, respectively. See “Debt Instruments and Related Covenants” below for further details on the senior credit facility. The net proceeds in both years were primarily to finance EBC’s acquisition of television stations, increase the investment in broadcast equipment, and for general operating purposes, as further discussed elsewhere.
     Net cash provided by financing activities was $13.6 million in 2005 compared to $15.1 million in 2004. Proceeds from notes payable, net of repayments, in 2005 were $13.7 million compared to $15.4 million in 2004, a decrease of $1.7 million. The net proceeds in both years were primarily to finance EBC’s acquisition of television stations, increase the investment in broadcast equipment, and for general operating purposes. During the year ended December 31, 2004, EBC raised $2.0 million from the issuance of 266,667 shares of Class B common stock. Also, during 2004, EBC repurchased those shares for $2.0 million and purchased 33,334 shares of Class A common stock for $250,000.
Income Taxes
     EBC MHC and its subsidiaries file a consolidated federal income tax return and such state and local tax returns as are required. Based on the estimated net operating loss available for carryforward at December 31, 2006, of approximately $78.6 million EBC does not expect to pay any significant amount of income taxes in the next several years.
Debt Instruments and Related Covenants
     The senior credit facility with Wells Fargo Foothill, Inc. and SPCP Group, LLC, and affiliates, as lenders, provides EBC with: a $20 million Term A loan facility; a $9.5 million Term B loan facility; a $6 million Term C loan facility; a $12 million Term D loan facility and a $30,962,500 revolving credit facility. The Term A & B loans, if repaid cannot be redrawn and if repaid before maturity have applicable declining prepayment penalties. The revolving credit facility may be drawn and repaid without penalty. As of December 31, 2006, the Term A loan is outstanding, the Term B loan has not been drawn against, the Term C loan has been repaid in full, the Term D loan is outstanding and $14.2 million is outstanding on the revolving facility. Since the terms of the revolver include a $5.0 million reserve, which cannot be drawn, and the collateral pool of assets that secure all the senior facility was reduced with the disposal of WBMM, the Montgomery station and KPOU, the Portland station,, the remaining funds available under the revolver at December 31, 2006, is $5.4 million. All loans are due in June 2010, unless certain asset sales occur, as identified per the credit agreement, whereby net cash proceeds from such sales shall be applied ratably to the obligations as outlined in the credit agreement. There is an exception that allows sales proceeds to be reinvested in approved acquisitions within a 180 day period following receipt. This exception applied to sales subject to pre-approval by the lender, at minimum sale prices, and included stations which were not considered core growth properties. The net cash proceeds received were to be applied to reduce any outstanding balance on the revolving credit facility but could be redrawn for working capital or future acquisitions. Availability of funds under the revolving credit facility is subject to appraised value of assets serving as collateral reaching minimum levels established in the credit facility documents, and the maximum amount that may be advanced under the credit facility is limited to 45% of aggregate appraised value. To date, no asset sales have been necessitated for purposes of paying down EBC’s obligations under the credit facility. All loans are subject to interest rates based on either LIBOR or Base Rates, also as defined in the agreement. At December 31, 2006, the applicable rates ranged from 12.35% to 14.25%.
     The senior credit facility is collateralized by substantially all of the assets, including real estate, of EBC and its subsidiaries. In addition, most of EBC’s subsidiaries are joint and several guarantors of the obligations and EBC’s ownership interests in its subsidiaries are pledged to collateralize the obligations. The loan agreement contains certain restrictive provisions which include, but are not limited to, requiring EBC to achieve certain revenue and earnings goals, limiting the amount of annual capital investments, incur additional indebtedness, make certain acquisitions and investments, sell assets or make other restricted payments, including dividends (all are as defined in the loan agreement and subsequent amendments.) A violation of covenant language, if not waived, could result in acceleration of the indebtedness. Over a four year period, EBC has been in violation of the EBITDA covenants on two occasions, however, these violations were subsequently waived and no current violations exist. In addition, on one occasion EBC was in violation of its capital expenditure covenant. This violation was also subsequently waived.
Inflation
     Management does not believe that inflation has had a material impact on operations to date, nor is inflation expected to have a material effect on operations in the near future. However, there can be no assurances that a high rate of inflation in the future would not have an adverse impact on our operating results and increase borrowing costs.
Off-Balance Sheet Arrangements
     EBC does not have any off-balance sheet arrangements.
Contractual Obligations as of December 31, 2006

		Payments due by period
		Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	Total	(2007)	(2008 - 2009)	(2010 - 2011)	(after 2011)
	(in thousands)
Long-term debt obligations (1)	$57,901	$3,935	$664	$53,302	$—
Capital lease obligations (2)	69	40	29
Operating lease obligations (3)	6,505	1,369	1,888	1,077	2,171
Program rights (4)	2,148	1,127	821	175	25

	$66,623	$6,571	$3,402	$54,554	$2,196

(1)	“Long-term debt obligations” represent the current and all future payments of obligations under long-term borrowings referenced in FASB Statement of Financial Accounting Standards No. 47 Disclosure of Long-Term Obligations, as may be modified or supplemented. This obligation consists primarily of obligations under EBC’s senior credit facility. These amounts are recorded as liabilities as of the current balance sheet date.

(2)	“Capital lease obligations” represent payment obligations under non-cancelable lease agreements classified as capital leases and disclosed pursuant to FASB Statement of Financial Accounting Standards No. 13 Accounting for Leases, as may be modified or supplemented. These amounts are recorded as liabilities as of the current balance sheet date.

(3)	“Operating lease obligations” represent payment obligations under non-cancelable lease agreements classified as operating leases and disclosed pursuant to FASB Statement of Financial Accounting Standards No. 13 Accounting for Leases, as may be modified or supplemented. These amounts are not recorded as liabilities as of the current balance sheet date.

(4)	“Program rights” represent obligations for syndicated television programming.
     The above table does not include cash requirements for the payment of any dividends that our board of directors may decide to declare in the future on our Coconut Palm Series A preferred stock. See Note 10 to the 2005 consolidated financial statements.
Related Party Transactions
     Arkansas Media owned 75% of EBC’s Class B common shares outstanding at December 31, 2006 and 2005. The owners of Arkansas Media hold management and board of director positions with EBC. In addition to the transactions noted below, Arkansas Media has, at times, acted as the broker on behalf of EBC and others that hold rights to broadcast construction permits which they wish to sell. Arkansas Media also owns three television stations which were operated by EBC on a fee basis under local marketing agreements. Arkansas Media also owns an office building in Ft. Smith, Arkansas, that is leased to EBC for use as its local sales office.
     Management fees and commissions of $1.597 million, $1.470 million and $1.351 million in fiscal years 2006, 2005 and 2004, respectively, were incurred for services rendered to EBC by Arkansas Media and its affiliates. Operating fees incurred under local marketing agreements with Arkansas Media totaled $96,000, $96,000 and $96,000 in fiscal years 2006, 2005 and 2004, respectively. Rent expense of $37,170 and $33,300 was incurred under the lease agreement with Arkansas Media in 2006 and 2005, respectively. There was no rent expense under this agreement in 2004.
     Univision, a shareholder, represents EBC as the national sales agent for EBC’s Univision and Telefutura affiliate television stations. EBC pays Univision a 15% commission on those net sales. Those commissions were approximately $312,000, $150,000 and $42,000 for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, approximately $38,000 and $26,000, respectively, remain unpaid and are included in the amount due to affiliates on EBC’s balance sheet.
     Also, EBC operates its Salt Lake City Univision television station through an LMA with Univision. Operating costs incurred and payable to Univision related to that LMA agreement amounted to approximately $320,000, $333,000 and $35,000 in 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, $0.7 million and $0.4 million, respectively, remain unpaid and are included in the amount due to affiliates.
     Other related party activities were immaterial to EBC financial position and results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require EBC to make estimates and assumptions about future events and their impact on amounts reported in EBC’s consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from EBC’s estimates. Such differences may be material to the consolidated financial statements.
     EBC believes its application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, EBC has found its application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.
     EBC’s accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” in the “Notes to the Consolidated Financial Statements,” included elsewhere in this filing. EBC has identified the following critical accounting policies:
     Program Rights and Contract Costs
     Program rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Program rights are stated at the lower of unamortized cost or estimated realizable value. The cost of such program rights and the corresponding liability are recorded when the initial program becomes available to broadcast under the contract. Generally, program rights are amortized over the life of the contract on a per broadcast usage basis. The portion of the cost estimated to be amortized within one year and after one year, is reflected in the consolidated balance sheets as current and non-current assets, respectively. The gross payments under these contracts that are due within one year and after one year are similarly classified as current and non-current liabilities.
     Certain program contracts provide that EBC may exchange advertising airtime in lieu of cash payments for the rights to broadcast certain television programs. The average estimated fair value of the advertising time available in each contract program is recorded as both a program right, an asset, and, correspondingly, as deferred barter revenue, a liability. The current and non-current portion of each are determined as noted above. As the programs are aired and advertising time used, both program rights and unearned revenue are amortized, correspondingly, based on a per usage basis of the available commercial time, to both program expense and broadcast revenue.
     Valuation of Intangible Assets, Goodwill and Long-lived Assets
     EBC classifies intangible assets as either finite-lived or indefinite-lived. Indefinite-lived intangibles consist of FCC broadcasting licenses and goodwill which are not subject to amortization, but are tested for impairment at least annually.
     At least annually, EBC performs an impairment test for indefinite-lived intangibles and goodwill using various valuation methods to determine the asset’s fair value. Certain assumptions are used in determining the fair value, including assumptions about EBC’s businesses, market conditions, station operating performance and legal factors. Additionally, the fair values can be significantly impacted by other factors including market multiples and long-term interest rates that exist at the time the impairment analysis is performed.

     EBC reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicated that the carrying amount of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to fair value, which is determined using quoted market prices or estimates based on the best information available using valuation techniques acceptable in the industry. Management uses third-party, independent appraisals of all stations and operations which are updated on a regular basis upon which it bases its estimate of fair value.
     Revenue Recognition
     EBC’s primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements are broadcast. Deferred revenue consists of monies received for advertisements not yet broadcast. The revenues realized from barter arrangements are recorded as the programs are aired and at the estimated fair value of the advertising airtime given in exchange for the program rights. Additional broadcast revenue includes uplink services to other media companies under contractual arrangements in which revenues are recognized as services are provided pursuant to the respective agreement.
     The revenue recorded from these uplink services, as provided to other media companies through EBC’s wholly owned subsidiary, C.A.S.H. Services, Inc. (“C.A.S.H.”), typically consists of one or more of the following component aspects provided by C.A.S.H. including, but not limited to, access to EBC’s available satellite bandwidth, master control services, access to EBC’s traffic software and services provided by EBC’s traffic personnel. All of these component aspects of the agreement, however, are delivered simultaneously to provide the service of uplinking the client’s television signal. The revenue, as defined in each agreement, is recognized as the collective service is provided, which is when the uplink service occurs, which is typically non-stop, twenty-four hours a day as long as the agreement is in force. Once the service is provided, EBC has no further post-delivery obligation. Each individual agreement is negotiated regarding the components of the uplink service to be provided based upon the cost of those components and the needs of the client. Additionally, EBC will on occasion charge a “start-up” fee to new C.A.S.H. clients. This revenue is recognized ratably over the term of the respective agreements. Until September, 2005, EBC provided broadcast based services to various third parties, consisting of the production and delivery, via satellite, of local news shows. Broadcast revenue from those services was recognized as the shows were aired, or as uplink services were provided. No such services were provided to third-parties in 2006, due to the fact that EBC fully utilized its news production and delivery capacity for internal purposes and, as such, no revenue was recorded in 2006.
     Income taxes
     In establishing deferred income tax assets and liabilities, EBC makes judgments and interpretations based on enacted tax laws and published tax guidance applicable to its operations. EBC records deferred tax assets and liabilities and evaluates the need for valuation allowances to reduce deferred tax assets to realizable amounts. Changes in EBC’s valuation of the deferred tax assets or changes in the income tax provision may affect its annual effective income tax rate. As of December 31, 2006, and 2005 valuation allowances have been provided for the entire amount of our available federal and state net operating loss carryovers.
     Stock-Based Compensation
     On January 1, 2006, EBC adopted SFAS No. 123R (Revised), “Share-Based Payment,” which requires the measurement and recognition of compensation for all stock-based awards made to employees, including stock options and restricted stock rights, based on estimated fair values. SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” for periods beginning in 2006.

     EBC adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standards as of January 1, 2006. In accordance with the modified prospective transition method, EBC’s consolidated financial statements for periods prior to 2006 have not been restated to reflect this change. Prior to 2006, EBC used the “minimum-value” method to value all share based compensation and disclosed all share based award activity on a pro forma basis. Accordingly, and because EBC was a non-public company at December 31, 2006, it will apply SFAS No. 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date, January 1, 2006. However, EBC shall continue to account for any portion of awards outstanding at the date of the initial application, or January 1, 2006, using the accounting principles originally applied to those awards. Accordingly, the adoption of SFAS No. 123(R) has had no impact on the consolidated results of operations for the year ended December 31, 2006, with respect to any awards outstanding as of the date of adoption. Any awards occurring on January 1, 2006 or subsequent will be accounted for in accordance with the terms and conditions as set forth in SFAS No. 123(R). During this transition period ended December 31, 2006, no awards of share-based compensation had occurred.
     Upon adoption of SFAS No. 123(R), EBC continued to use the Black-Scholes option pricing model as its method of valuation for stock option awards. EBC’s determination of fair value of stock option awards on the date of grant using an option pricing model is affected by EBC’s stock price as well as assumptions regarding a number of highly complex and subjective variables. Those variables include, but are not limited to, the expected life of the award, EBC’s expected stock price volatility over the term of the award, forfeitures, and projected exercise behaviors. Because EBC was a nonpublic company through 2006 and has not had sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of its share prices, and in accordance with the provisions of SFAS No. 123(R) that provide guidance to nonpublic entities with share based compensation plans, the historical volatility would be estimated based on the weighted-average of the historical volatility of the daily closing prices of a composite group of public companies with operations similar to EBC’s as a television broadcaster. Previous to the adoption of SFAS No. 123(R), EBC used a 0% volatility rate resulting in a minimum value for its stock. Although the fair value of stock option awards is determined in accordance with SFAS No. 123(R), the Black-Scholes option pricing model requires the input of subjective assumptions, and other reasonable assumptions could provide differing results.
Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumption that market participants would use when pricing an asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier adoption is encouraged provided that the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this statement is the date than an entity adopts the requirements of this statement. Management does not expect this pronouncement to have a material impact on EBC’s financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan” (“SFAS No. 158”), which requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. It requires employers to recognize an asset or liability for a plan’s over funded or under funded status, measure a plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year and recognize in comprehensive income changes in the fund status of the defined benefit postretirement plan in the year in which changes occur. The requirement to recognize the funded status of a benefit plan and the disclosure requirement are effective for fiscal years ending after December 31, 2006. Management does not expect this pronouncement to have a material impact on EBC’s financial position or results of operations.

     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for EBC on January 1, 2008. EBC is currently evaluating the impact of adopting SFAS No. 159 on its financial position, cash flow and results of operations.
     In June 2006, the FASB issued Financial Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier adoption of the provisions of the interpretation is encouraged, provided that the reporting entity has not yet issued financial statements, including interim financial statements, for the period in which the adoption is made. Management does not expect this pronouncement to have a material effect on the consolidated financial statements of EBC.
     In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides guidance on the consideration of effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the first annual period ending after November 15, 2006 with early application encouraged. The adoption of SAB 108 did not have a material impact on EBC’s consolidated financial statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
General
     EBC is exposed to market risk from changes in domestic and international interest rates (i.e. prime and LIBOR). This market risk represents the risk of loss that may impact the financial position, results of operations and/or cash flows of EBC due to adverse changes in interest rates. This exposure is directly related to our normal funding activities. EBC does not use financial instruments for trading and as of December 31, 2006, was not a party to any interest-rate derivative agreements.
Interest Rates
     At December 31, 2006, the entire outstanding balance under our credit agreement, approximately 80% of EBC’s total outstanding debt (credit agreement, lines of credit, asset purchase loans, real estate mortgage, etc.) bears interest at variable rates. The fair value of EBC’s fixed rate debt is estimated based on current rates offered to EBC for debt of similar terms and maturities and is not estimated to vary materially from its carrying value.
     Based on amounts outstanding at December 31, 2006, if the interest rate on EBC’s variable debt were to increase by 1.0%, its annual interest expense would be higher by approximately $0.6 million.